EXHIBIT 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Shutterfly, Inc. pertaining to the Tiny Prints, Inc. 2008 Equity Incentive Plan of our report dated April 28, 2011, with respect to the financial statements of Tiny Prints, Inc. included in the Current Report on Form 8-K/A of Shutterfly, Inc. dated May 4, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
May 3, 2011